UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2009

Dollarama Group L.P.

Dollarama Group Holdings L.P.

(Exact name of registrants as specified in their charters)

Quebec, Canada	333-134550 333-143444	Not Applicable
(State or other jurisdiction of incorporation or organization)	Commission File Numbers:	(I.R.S. Employer Identification No.)

5805 Royalmount Avenue

Montreal, Quebec H4P 0A1

(Address of Principal Executive Offices, Zip Code)

Registrants’ telephone number, including area code (514) 737-1006

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 21, 2009, Dollarama Group L.P. (“Group L.P.”), Aris Import Inc. (“Aris” and together with Group L.P., the “Borrowers”) and Dollarama Holdings L.P. entered into Amendment No. 6 (the “Amendment”) to the Credit Agreement dated as of November 18, 2004, as amended (the “Credit Agreement”), with Royal Bank of Canada, as administrative agent and the lenders named therein. Concurrently with executing the Amendment the Borrowers terminated the existing revolving credit commitments under the Credit Agreement and prepaid all outstanding term A loans under the Credit Agreement, in the principal amount of Cdn. $38,195,000, using cash on hand and a portion of the proceeds of Dollarama Inc.’s (f/k/a Dollarama Capital Corporation) (“Dollarama”) initial public offering (the “IPO”) in Canada which as previously announced closed on October 16, 2009. The Amendment provides the Borrowers with a new Cdn. $75.0 million secured revolving credit facility, which matures in July 2012 and otherwise has the same terms, pricing, covenants, guarantees and security as the existing secured revolving credit facility.

The foregoing description is qualified in its entirety by the actual Amendment, a copy of which is attached to this Current Report as Exhibit 10.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of October 16, 2009, immediately after the closing of the IPO Stephen Gunn was appointed, and Younes Zemmouri Rochdi resigned, as a director of the general partner of Group L.P. and Dollarama Group Holdings L.P. (collectively, the “Partnership”) and Dollarama. Mr. Gunn will serve as the lead director and as a member and chair of the audit committee of the general partner of the Partnership and Dollarama. Mr. Gunn will receive the standard compensation payable to independent directors of Dollarama which is comprised of cash fees and an annual option grant to purchase 2,000 common shares of Dollarama which was granted on October 16, 2009.

Item 7.01	Regulation FD Disclosure.

As part of IPO, certain selling stockholders granted the underwriters an over-allotment option to purchase up to an additional 2,571,428 of common shares of Dollarama. The underwriters have exercised their over-allotment option in full and the closing of the sale of the over-allotment shares occurred on October 21, 2009.

A copy of the press release announcing the over-allotment closing is furnished as Exhibit 99.1 hereto.

Item 8.01	Other Events.

On October 16, 2009, Group L.P. and Dollarama Corporation elected to redeem all of their outstanding $200 million principal amount 8.875% Senior Subordinated Notes that are due on August 15, 2012. The notes will be redeemed in full on November 17, 2009 (the “Redemption Date”), at a price of 104.438% of the principal amount of the notes, plus accrued and unpaid interest to the Redemption Date. The Partnership currently anticipates that the redemption of the notes will be financed using a portion of the proceeds of Dollarama’s IPO and cash on hand.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment No. 6 to the Credit Agreement, October 21, 2009, by and among Dollarama Group L.P., Aris Import Inc., Dollarama Holdings L.P., Royal Bank of Canada, as administrative agent and the lenders named therein.

99.1	Press Release dated October 21, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLARAMA GROUP L.P.

DOLLARAMA GROUP HOLDINGS L.P.

By:	Dollarama Group GP Inc., general partner

By:	/S/ LARRY ROSSY
Name:	Larry Rossy
Title:	Chief Executive Officer

Date: October 21, 2009

EXHIBIT INDEX

10.1	Amendment No. 6 to the Credit Agreement, October 21, 2009, by and among Dollarama Group L.P., Aris Import Inc., Dollarama Holdings L.P., Royal Bank of Canada, as administrative agent and the lenders named therein.

99.1	Press Release dated October 21, 2009.